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                                                                   EXHIBIT 12.01


COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(In Thousands)
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                                                                                                                SIX MONTHS ENDED
                                                                     YEAR ENDED DECEMBER 31,                        JUNE 30,
                                                        --------------------------------------------------------------------------
                                                           1996      1997      1998      1999     2000          2000      2001
                                                        --------------------------------------------------------------------------
Earnings:
      Income (loss) Before Taxes                           11,359    24,919    23,210    (5,736)  (149,520)     (42,384)  (17,066)
      Adjust - Minority Interest                                -        43       126      (722)    (7,582)      (5,419)        -
                                                        --------------------------------------------------------------------------
PRE-TAX INCOME (LOSS) ADJUSTED FOR MINORITY INTEREST       11,359    24,962    23,336    (6,458)  (157,102)     (47,803)  (17,066)
                                                        ==========================================================================

Fixed Charges:
      Interest Expense                                        478        81     4,460     5,747      4,231        2,713       167
      Rent Expense (x 33.33%)                                 541       898     1,230     2,057      3,025        1,461     1,308
                                                        --------------------------------------------------------------------------
TOTAL FIXED CHARGES                                         1,019       979     5,690     7,804      7,256        4,174     1,475
                                                        ==========================================================================

PRE-TAX INCOME (LOSS) ADJUSTED FOR MINORITY INTEREST
      PLUS TOTAL FIXED CHARGES                             12,378    25,941    29,026     1,346   (149,846)     (43,629)  (15,591)
                                                        ==========================================================================


Ratio of Earnings to Fixed Charges (1)                      12.15     26.50      5.10     (A)        (B)          (C)       (D)
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(1)  The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (earnings before income taxes and adjustment for minority interest in consolidated subsidiaries plus fixed charges) by fixed charges (interest expense plus portion of rental expense that represents interest).

(A)  Earnings were inadequate to cover fixed charges by $6,458.

(B)  Earnings were inadequate to cover fixed charges by $157,102.

(C)  Earnings were inadequate to cover fixed charges by $47,803.

(D)  Earnings were inadequate to cover fixed charges by $17,066.